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Exhibit 23.1

Consent of Independent Accountants

The Board of Directors
Ebix, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Ebix, Inc. (formerly ebix.com, Inc.) of our report dated March 19, 2003 with respect to the consolidated balance sheets of Ebix, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income (loss), stockholders' equity (deficit), and cash flows and the related supplemental consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2002, which report appears in Ebix, Inc.'s Form 10-K/A for the fiscal year ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Chicago, Illinois
February 4, 2004

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Consent of Independent Accountants